PRINCIPAL CAPITAL INCOME INVESTORS, LLC CODE OF ETHICS

I.       Statement of Purpose and General Principles

         The purpose of this Code of Ethics ("Code") is to prevent conflicts of interest which may exist, or appear to exist, when persons associated with Principal Capital Income Investors own or engage in transactions involving Securities (as defined below) that are owned or are being purchased or sold or are being considered for purchase or sale for the accounts of clients of Principal Capital Income Investors. Central to this Code is the principle that employees of Principal Capital Income Investors will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:

          o    The duty at all times to place the interests of clients first.

          o The requirement to conduct all personal Securities transactions in a manner consistent with this Code so as to avoid any actual or potential conflicts of interest or abuse of an individual's position of trust and responsibility.

          o Persons associated with Principal Capital Income Investors shall not take inappropriate advantage of their positions.

II.      Definitions:

          A. Security: Shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act, except it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements, and shares of open-end management investment companies (i.e., mutual funds).

          B. Access Person: Means any (1) director or officer of Principal Capital Income Investors or (2) employee of Principal Capital Income Investors who in the regular course of his or her duties makes, participates in or obtains information regarding the purchase or sale of Securities for the accounts of Principal Capital Income Investors clients or whose functions relate to the making of any recommendations with respect to such purchases and sales.

         Access Persons consist of the following sub-categories:

               (i) Portfolio Managers - individuals entrusted with the direct responsibility and authority to make investment decisions affecting the accounts of Principal Capital Income Investors clients,

               (ii) Investment  Personnel - which include Portfolio  Managers as well as portfolio strategists, fixed income securities analysts and traders, and

               (iii)Other  Access  Persons - all persons who are not included in subcategories i or ii.

          C. Being Considered for Purchase or Sale: A Security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of a Security for a client account as probable. The phrase "purchase or sale of a Security" includes the writing of an option to purchase or sell a Security or the purchase of an option to purchase or sell a Security.

          D. Beneficial Ownership: "Beneficial Ownership" shall be interpreted in the same manner as in determining whether a person the beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder.

         For example, the term "Beneficial Ownership" encompasses:

               (i) in addition to Securities in a person's own account(s), Securities owned by members of the person's immediate family sharing the same household;

               (ii) a  partner's  proportionate  interest  in the  portfolio  of
                    Securities held by a partnership (e.g., an investment club); and

               (iii)Securities a person might  acquire or dispose of through the exercise or conversion of any derivative security (e.g., an option, whether presently exercisable or not).

          E. Restricted Lists: Records known as the "Restricted Debt Securities List" and the "Restricted Equity Securities List" are maintained within the Principal Financial Group. These Restricted Lists include the names of all Securities that Principal Capital Income Investors (1) is currently buying or which Principal Capital Income Investors expects to buy for client accounts, and
               (2) currently holds in client accounts; however any security an index account is currently buying or which such account currently holds shall not be included on the Restricted Equity Securities List, unless some other client account is currently buying or currently holds such security.

               The reference date for determining when Principal Capital Income Investors "expects to buy" is the date on which a Portfolio Manager views the purchase of the Security as probable. Names of Securities shall be removed from the Restricted Lists 15 days after Principal Capital Income Investors has (1) ceased considering the Security for purchase, or (2) entirely liquidated its position in such Security.

III.     Exempted Transactions.  This Code shall not apply to:

          A.   Sales made pursuant to general public tender offers.

          B. The acceptance of stock dividends resulting from Securities already owned; the reinvestment of cash dividends resulting from Securities already owned under a dividend reinvestment program or the participation in an automatic investment plan for the purchase of Securities already owned. (Note: The initial purchase or establishment of an automatic investment plan must be precleared.)

          C. Purchases effected upon the exercise of rights issued by a Security's issuer pro rata to all holders of a class of Securities, to the extent such rights are acquired directly from the issuers thereof, and sales of such rights.

          D. Purchases or sales of Securities in response to the exercise of an option written by the Access Person.

          E. Exercising rights to exchange or convert securities, but only when those rights have been acquired in accordance with the Code.

          F. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

          G. Purchases or sales which are non-volitional on the part of either the Access Person or a Principal Capital Income Investors client account.

IV. Restricted and Prohibited Transactions

          A. No Investment Personnel may acquire, directly or indirectly, Beneficial Ownership in any Security that is part of an initial public offering ("IPO"). Investment Personnel may, however, in special circumstances, seek permission to purchase Securities in an IPO by submitting to one of the persons listed in Section X, A "Administration and Sanctions" a written request for approval of the purchase that includes a description of the special circumstances.

          B. No Investment Personnel may acquire, directly or indirectly, Beneficial Ownership in any Security in a private placement transaction without prior approval of the Compliance Officer.

               Investment Personnel who have acquired Securities in a private placement transaction must disclose that investment when they play a part in any consideration of an investment in the issuer of the privately placed Security for a client account. In such circumstances, a decision to purchase such Securities for a client account must be subject to an independent review by Investment Personnel with no personal interest in the issuer.

          C. No Access Person may purchase or sell a Security listed on a Restricted List, except as provided elsewhere in this Code. [See
               Section V, "Preclearance".]

               No Portfolio Manager may purchase or sell a Security within 7 days before and after a client account that he or she manages trades in that Security.

          D. Investment Personnel may not profit directly or indirectly from the acquisition and disposition (or disposition and acquisition) of Beneficial Ownership of the same (or equivalent) Securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged to a charitable organization designated by management of Principal Capital Income Investors.

               Investment Personnel may request exceptions to this prohibition by submitting a written request to the Compliance Officer prior to realizing the profit. Such exceptions will be considered on a case-by-case basis, taking into consideration the facts and circumstances of each situation.

V.       Preclearance

          A.   Portfolio Managers (see also, Section IV. C.)

               Portfolio Managers may request permission to trade any security on the Restricted Debt Securities List. Portfolio Managers may also request permission to trade securities on the Restricted Equity Securities List. The maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Portfolio Manager makes the request. However, Portfolio Managers may not trade any security within seven (7) days before or after a client account the Portfolio Manager manages trades the security.

               Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List and the Restricted Equity Securities List.

               Personal security transaction approvals are valid for 24 hours after given. Portfolio Managers who desire an approval that is valid for a longer period may make such a request when seeking approval.

          B.   Access Persons Other Than Portfolio Managers

               Access Persons other than Portfolio Managers may request permission to trade any security on the Restricted Debt Securities List. Access Persons may also request permission to trade Securities on the Restricted Equity Securities List. The maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Access Person makes the request.

               Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List and the Restricted Equity Securities List.

               Personal Security transaction approvals are valid for 24 hours after given. Access Persons who desire an approval that is valid for a longer period may make such a request when seeking approval.

VI.      Disclosure of Securities Ownership and Securities Transactions

          A. When recommending the purchase or sale of Securities for a client account in accordance with portfolio management procedures, Investment Personnel must disclose

               (i) any direct or indirect Beneficial Ownership in any Security of the issuer whose Securities are under consideration,

               (ii) any position with such issuer or its affiliates, and

               (iii)any present or proposed business  relationship  between such issuer or its affiliates.

          B. All Access Persons shall file a report with the Principal Capital Income Investors Compliance Officer listing all their personal Securities transactions during the previous calendar quarter in any Security in which such person has acquired any direct or indirect Beneficial Ownership including transactions exempt from this Code under Section III. The report shall be made on a form provided by Principal Capital Income Investors within 10 days following the end of such calendar quarter. The report shall contain the following information:

               (i) the date of the transaction(s), the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;

               (ii) the nature of the transaction (e.g., purchase or sale);

               (iii) the price at which the transaction was effected;

               (iv) the name of the  broker,  dealer,  or bank  with or  through which the transaction was effected;

               (v)  the date the report is submitted by the Access Person;

               (vi) the name and address of any broker, dealer, or bank at which the Access Person established any account during the quarter in which securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, and mutual fund shares) were held for the direct or indirect benefit of the Access Person;

               (vii)the account number of any account  described in (vi), above;
                    and

               (viii) the date the Access Person established the account.

          C. Access Persons must direct brokerage and other firms with which they have Securities accounts to furnish the Compliance Officer on a timely basis duplicate copies of confirmations of all personal Securities transactions.

          D. Access Persons must within 10 days of their appointment as an Access Person and thereafter on an annual basis as of December 31 of each year, furnish Principal Capital Income Investors a report containing the following information:

               (i) the name, number of shares, and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership at the time the Access Person submitted the report;

               (ii) the name and address of any broker, dealer, or bank at which the Access Person established any account during the quarter in which securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, and mutual fund shares) were held for the direct or indirect benefit of the Access Person;

               (iii) the account number of any account described in (ii), above;

               (iv) the date the Access Person submitted the report.

VII.     Certification of Compliance

         All Access Persons will be required to certify annually that they have read and understood the Code and its applicability to them, and that they have complied with the requirements of the Code and that they have disclosed or reported all personal Securities transactions as required by the Code.

VIII.    Gifts

         Access Persons are prohibited from receiving any gift or other thing having a value of more than $100 in the aggregate in any calendar year from any person or entity that does business with or on behalf of Principal Capital Income Investors. Gifts do not include occasional dinners, sporting event tickets, or other entertainment that Access Persons attend with their host.

IX.      Service as a Corporate Director

         Investment Personnel are prohibited from serving on the board of directors of a publicly traded company. However, prior authorization to serve may be obtained. Authorization is based on a determination that board service would be consistent with the interests of Principal Capital Income Investors and its clients.

X.       Administration and Sanctions

          A. Responsibility for this Code is vested in the Chairman of the Board of Directors of Principal Capital Income Investors. Administrative responsibility, including the responsibility to review Access Persons' initial and annual holdings reports and quarterly transaction reports, belongs to the Compliance Officer, Tim Howald and/or alternate compliance staff as designated by him. Requests for interpretation of this Code or preclearance of purchase or sales that are not clearly addressed by this Code should be directed, in the following order, to Clint May, Tim Howald, Dennis Cameron.

          B. Upon discovering a violation of this Code, the Chairman of Principal Capital Income Investors shall impose such sanctions as the Chairman deems appropriate, upon recommendation of the Compliance Officer. Sanctions may include a letter of censure, suspension of personal Securities transactions, and suspension or termination of the employment of the violator.

          C. Annually, those individuals charged with the responsibility for carrying out this Code shall prepare a written report to the Board of Directors of Principal Capital Income Investors that, at a minimum, will include:

               (i) a certification that Principal Capital Income Investors has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

               (ii) identification of material  violations and sanctions imposed in response to those violations during the past year;

               (iii)a description  of issues that arose during the previous year under the Code; and

               (iv) recommendations,   if  any,   as  to  changes  in   existing
                    restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.